Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

July 5, 2013

Level 3 Communications, Inc.
1025 Eldorado Blvd.
Broomfield, Colorado 80021

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Level 3 Communications, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of  6,500,000 shares of common stock, par value $0.01 per share (the “Shares”), which may be issued under the Level 3 Communications, Inc. Stock Plan (the “Level 3 Plan”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing and subject to the limitations set forth below, we are of the opinion that, when the Registration Statement becomes effective under the Act, the Shares to be issued by the Company under the Level 3 Plan, when duly issued and delivered pursuant to the terms of the Level 3 Plan, will be legally issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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